Exhibit 99.1

IMPLANT SCIENCES REPORTS SECOND QUARTER

FISCAL 2016 FINANCIAL RESULTS

Quarterly revenue increase 380.7% to $10.3 million

Six months revenue increase 515.6% to $24.7 million

Wilmington, MA – February 11, 2016 – Implant Sciences Corporation (OTCQB:IMSC), a leading manufacturer of explosives trace detection (ETD) and drugs trace detection solutions for homeland security applications, today announced financial results for the three and six months ended December 31, 2015.

Revenues for the three months ended December 31, 2015 increased 380.7%, to $10.3 million, from $2.1 million for the comparable prior year period.  Our net loss for the three months ended December 31, 2015 was $3.3 million as compared with a net loss of $6.2 million for the comparable prior year period, a decrease of $2.9 million.

Revenues for the six months ended December 31, 2015 increased 515.6%, to $24.7 million, from $4.0 million for the comparable prior year period.  Our net loss for the six months ended December 31, 2015 was $4.2 million as compared with a net loss of $11.6 million for the comparable prior year period, a decrease of $7.4 million.

Earnings before interest, income taxes, depreciation and amortization, stock-based compensation, warrants issued to non-employees and common stock issued to consultants (“Adjusted EBITDA”), which is reconciled to net income in this press release, was a loss of $122,000 in the three months ended December 31, 2015, compared to a loss of $3,447,000 in the comparable prior year period and for the six months ended December 31, 2015, income of $2,017,000, compared to a loss of $5,843,000 in the comparable prior year period.

Dr. William McGann, CEO of Implant Sciences, commented, “We are extremely pleased with the results of our recently completed quarter, a quarter in which we recorded revenues in excess of prior fiscal years revenues, a quarter in which we continued our penetration in the European aviation market with additional follow-on orders following the successful ECAC deployment in our first quarter and the initial delivery to U.S. airports under the delivery order with the Transportation Security Administration. The production ramp we experienced in our first quarter continued unabated this quarter, demonstrating our capabilities from not only a manufacturing and supply chain perspective, but from a working capital management perspective. In prior earnings releases and conference calls, we discussed our need to become self-sufficient and generate the cash flow required from internal operations. Thus far this year, we have successfully self-funded the significant working capital required to deliver the record revenues being reported today. We’re continuing to invest and expect to increase our investment in technology, with the intent introduce new product that will increase the size of the security market we can penetrate.”

Details for the three and six months ended December 31, 2015 follow below.

Three Months Ended December 31, 2015 vs. December 31, 2014

•

Revenues for the three months ended December 31, 2015 were $10,292,000 as compared with $2,141,000 for the comparable prior year period, an increase of $8,151,000, or 380.7%. The increase in revenue is due primarily to a 818.0% increase in the number of QS-B220 desktop units sold in the three months ended December 31, 2015, due to the initial shipments under our delivery order with the U.S. Transportation Security Administration, increased shipments to European airports and increased shipments to Asia, Africa and South America in the current three month period, offset partially by a 29.2% decrease in the average unit sales prices, which resulted in a 549.8% increase in QS-B220 revenues.

QS-H150 handheld units sold in the three months ended December 31, 2015, increased 121.4%, compared to the prior period, due to increased shipments to Asia and Africa, which is partially offset by a 3.2% decrease in the average unit sales prices, which resulted in a 114.3% increase in QS-H150 revenues.

Sales of parts and supplies increased 483.8% in the three months ended December 31, 2015, due primarily to increased sales of consumables and other supplies that shipped with the QS-B220 desktop units in the current three month period.

•

Gross margin for the three months ended December 31, 2015 was $3,853,000 or 37.4% of revenues as compared with $364,000 or 17.0% of revenues for the comparable prior year period. The increase in gross margin as a percent of revenues is primarily due to increased manufacturing overhead absorption, due to increased QS-B220 unit volume and lower material costs for the QS-B220 due to volume purchasing price reductions, partially offset by a decrease in the average unit sales price on sales of our QS-B220 units and our QS-H150 units.

•

Research and development expense for the three months ended December 31, 2015 was $901,000 as compared with $1,288,000 for the comparable prior year period, a decrease of $387,000 or 30.0%. The decrease in research and development expense is due primarily to the relocation of the San Diego, CA advanced technology office, which resulted in a $138,000 decrease in payroll and benefit costs, a $73,000 decrease in stock-based compensation, a $91,000 decrease in materials and prototype expense, a $32,000 decrease in rent expense, and a $16,000 decrease in engineering consulting expense. Spending on research and development will increase in the next six to twelve months due to the ongoing product development, specifically our new portable explosives and narcotics detector.

•

Selling, general and administrative expenses for the three months ended December 31, 2015 were $3,718,000 as compared with $3,195,000 for the comparable prior year period, an increase of $523,000, or 16.4%. The increase in selling, general  and administrative expenses is due primarily to a $594,000 increase in consulting expenses due to the issuance of shares of our common stock to two advisors for services rendered under the advisory and consulting services agreements, a $528,000 increase in payroll and related benefits due  primarily to the provision of $480,000 for  incentive compensation, a $298,000 increase in variable selling expenses, due to increased revenues and the $76,000 charge recorded for the plaintiff’s counsel fee and expenses, resulting from the Miller litigation,  partially offset by a separation benefits of $725,000 provided to our former CEO due to his resignation in the prior year period, a $112,000 decrease in stock-based compensation on employee stock options, a $52,000 decrease in bad debt expense, and a $33,000 decrease in rent expense.

•

For the three months ended December 31, 2015, other expense was $2,547,000 as compared with other expense of $2,125,00, for the comparable prior year period, an increase of $422,000. The increase is due to increased interest expense on higher borrowings under our credit facilities with DMRJ and, to a lesser extent, the 1% increase in the BAM interest rate which took effect on April 1, 2015.

•

Our net loss for the three months ended December 31, 2015 was $3,313,000 as compared with a net loss of $6,244,000 for the comparable prior year period, a decrease of $2,931,000, or 46.9%. The decrease in the net loss is primarily due to increased revenues and gross margin, partially offset by increased operating expenses and an increase in interest expense.

Six Months Ended December 31, 2015 vs. December 31, 2014

•

Revenues for the six months ended December 31, 2015 were $24,685,000 as compared with $4,010,000 for the comparable prior year period, an increase of $20,675,000, or 515.6%. The increase in revenue is due primarily to a 1,372.6% increase in the number of QS-B220 desktop units sold in the six months ended December 31, 2015, due to increased shipments to European airports, initial shipments under our delivery order with the U.S. Transportation Security Administration, and increased shipments to Asia, Africa and South America in the current six month period, offset partially by a 29.0% decrease in the average unit sales prices, which resulted in a 945.8% increase in QS-B220 revenues. Factors impacting our average unit sales prices are mainly due to the competitive market conditions and our decision to offer early payment discounts to certain distributors to hasten collection of our accounts receivable, which discounts amounted to $307,000 in the six months ended December 31, 2015.

QS-H150 handheld units sold in the six months ended December 31, 2015, increased 38.5%, compared to the prior period, due to increased shipments to Asia and Africa, which is partially offset by a 2.7% decrease in the average unit sales prices, which resulted in a 34.7% increase in QS-H150 revenues.

Sales of parts and supplies increased 636.8% in the six months ended December 31, 2015, due primarily to increased sales of consumables and other supplies that shipped with the QS-B220 desktop units in the current six month period.

•

Gross margin for the six months ended December 31, 2015 was $10,110,000 or 41.0% of revenues as compared with $982,000 or 24.5% of revenues for the comparable prior year period. The increase in gross margin as a percent of revenues is primarily due to increased manufacturing overhead absorption, due to increased QS-B220 unit volume and lower material costs for the QS-B220 due to volume purchasing price reductions, partially offset by a decrease in the average unit sales price on sales of our QS-B220 units and our QS-H150 units.

•

Research and development expense for the six months ended December 31, 2015 was $1,984,000 as compared with $2,572,000 for the comparable prior year period, a decrease of $588,000 or 22.9%. The decrease in research and development expense is due primarily to the relocation of the San Diego, CA advanced technology office, which resulted in a $251,000 decrease in payroll and benefit costs, a $139,000 decrease in materials and prototype expenses, a $112,000 decrease in stock-based compensation, a $62,000 decrease in regulatory testing expenses, and a $15,000 decrease in rent expense, offset partially by a $43,000 increase in travel expenses incurred in support of the ECAC system deployments in the current period.

•

Selling, general and administrative expenses for the six months ended December 31, 2015 were $7,256,000 as compared with $5,870,000 for the comparable prior year period, an increase of $1,386,000, or 23.6%. The increase in selling, general and administrative expenses is due primarily to a $1,291,000 increase in payroll and benefit costs, due to the provision of $960,000 for  incentive compensation and a $200,000 sign on bonus for Mr. Liscouski, our President, a $858,000 increase in variable selling expenses due to increased revenues, a $588,000 increase in consulting expenses due to the issuance of shares of our common stock to two advisors for services rendered under the advisory and consulting services agreements, a $79,000 increase in travel expense incurred to support QS-B220 system installations in Europe, the $76,000 charge recorded for the plaintiff’s counsel fee and expenses, resulting from the Miller litigation $68,000 increase in legal fees, offset partially by separation benefits of $725,000 provided to our former CEO due to his resignation in the prior year period, a $406,000 decrease in stock-based compensation on employee stock options, a $198,000 decrease in stock-based compensation expense on non-employee warrants, a $53,000 decrease in bad debt expense, and a $46,000 decrease in rent expense.

•

For the six months ended December 31, 2015, other expense was $5,094,000 as compared with other expense of $4,159,000, for the comparable prior year period, an increase of $935,000. The increase is due to increased interest expense on higher borrowings under our credit facilities with DMRJ and, to a lesser extent, the 1% increase in the BAM interest rate which took effect on April 1, 2015.

•

Our net loss for the six months ended December 31, 2015 was $4,224,000 as compared with a net loss of $11,619,000 for the comparable prior year period, a decrease of $7,395,000, or 63.6%. The decrease in the net loss is primarily due to increased revenues and gross margin, partially offset by increased operating expenses and an increase in interest expense.

Company Webcast and Conference Call

The Company will host a webcast and conference call on Thursday, February 11, 2016 at 4:15 PM Eastern time to review financial results for the quarter ended December 31, 2015. Following the Company’s prepared remarks, there will be a Q&A session.  The call can be accessed by dialing: 877-381-5456 within the U.S. or 262-558-6161 outside the U.S. The conference ID or passcode is 48962897. Participants are asked to call the assigned number approximately 5 minutes before the conference call begins.  A replay of the conference call will be available approximately two hours after the call for one month by dialing: 855-859-2056 within the U.S. or 404-537-3406 U.S. The conference ID or passcode to access the conference call replay is 48962897. The conference call will also be available live over the Internet at the “Webcasts” page of the Investor Relations section of Implant Sciences’ website at www.implantsciences.com.  A replay of the webcast will be available for one month after the call.

About Implant Sciences

Implant Sciences is a leader in developing and manufacturing advanced detection capabilities to counter and eliminate the ever-evolving threats from explosives and drugs. The Company's team of dedicated trace detection experts has developed proprietary technologies used in its commercial products, thousands of which have been sold across more than 60 countries worldwide. The Company's ETDs have received approvals and certifications from several international regulatory agencies including the TSA in the U.S., ECAC in Europe, CAAC and the Ministry of Public Safety in China, Russia FSB, STAC in France, and the German Ministry of the Interior. It has also received the 2015 GSN Airport/Seaport/Border Security Award for "Best Security Checkpoint”.  All Implant Sciences products are recognized as Qualified Anti-Terrorism Technologies by the Department of Homeland Security. For further details on the Company and its products, please visit the Company's website at www.implantsciences.com.

Cautionary Note Regarding Forward-Looking Statements

This press release and any statements of employees, representatives and partners of Implant Sciences Corporation (the "Company") related thereto contain or may contain certain “forward-looking statements,” as that term is defined in the Private Securities Litigation Reform Act of 1995.  Such statements may include, without limitation, statements with respect to the Company's plans, objectives, projections, expectations and intentions and other statements identified by words such as "projects," "may," "will," "could," "would," "should," "believes," "expects," "anticipates," "estimates," "intends," "plans," "potential" or similar expressions.   Such statements are based on management’s current expectations and are subject to significant risks and uncertainties (many of which are beyond the Company’s control) that could cause the Company’s actual results to differ materially from the forward-looking statements. Such risks and uncertainties include, but are not limited to, the risks that we will be required to repay all of our indebtedness to our secured lenders by March 31, 2016; if we are unable to satisfy our obligations to our secured lenders and to raise additional capital to fund operations, our lenders may seize our assets and our business may fail; we continue to incur substantial operating losses and may never be profitable; our independent registered public accounting firm has expressed substantial doubt as to our ability to continue as a going concern; there is no guaranty that the Transportation Security Administration (TSA) or any other U.S. or foreign government and law enforcement agencies or commercial consumers will purchase any of our explosives detection products or that any new products we may develop will be accepted by the TSA or by such other governments, agencies or consumers; economic, our backlog does not necessarily represent actual future shipments since orders, including our delivery order with the TSA, may be delayed or cancelled by our customers without financial penalty.  The rate of customer order cancellations can vary quarter to quarter and year to year. Customers may also reject nonconforming products; political and other risks associated with international sales and operations could adversely affect our sales; liability claims related to our products or our handling of hazardous materials could damage our reputation and have a material adverse effect on our financial results; our business is subject to intense competition; our markets are subject to rapid technology change and our ability to generate revenue and profit will depend on our ability to develop and introduce new products; we may not be able to retain our management and key employees or identify, hire and retain additional personnel as needed; we may not be able to enforce our patent and other intellectual property rights or operate without infringing on the proprietary rights of others; and other risks and uncertainties described in our filings with the Securities and Exchange Commission, including our most recent Forms 10-K, 10-Q and 8-K.  In light of these risks and uncertainties, readers are cautioned that actual results may differ significantly from those described or anticipated in the forward-looking statements.  The Company undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future presentations or otherwise, except as required by applicable law.

Contact:

Implant Sciences Corporation

Company Contact:

Robert Liscouski, President

978-752-1700 x 116

Investor Relations Contact:

Barry Kaplan Associates

Andrew Kaplan

732-747-0702

Implant Sciences Corporation
Condensed Consolidated Balance Sheets
(In thousands except share and per share amounts)
	December 31, 2015	June 30, 2015
	(Unaudited)	(Audited)
ASSETS
Current assets:
Cash and cash equivalents	$ 776	$ 1,985
Restricted cash and investments	367	367
Accounts receivable-trade, net of allowances of $5 and $47, respectively	6,116	872
Inventories, net	6,723	5,244
Prepaid expenses and other current assets	491	946
Total current assets	14,473	9,414
Property and equipment, net	841	880
Other non-current assets	98	98
Total assets	$ 15,412	$ 10,392
LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities:
Senior secured promissory note – BAM	$ 20,000	$ 20,000
Senior secured convertible promissory note – Montsant Partners	3,184	3,184
Senior secured promissory note – DMRJ	1,000	1,000
Second senior secured convertible promissory note – DMRJ	12,000	12,000
Third senior secured convertible promissory note - DMRJ	12,000	12,000
Line of credit – DMRJ	16,862	16,662
Current maturities of obligations under capital lease	26	45
Accrued expenses	24,759	17,080
Accounts payable	4,797	2,855
Deferred revenue	1,466	3,454
Total current liabilities	96,094	88,280
Long-term liabilities:
Long-term obligations under capital lease, net of current maturities	15	20
Accrued expenses, net of current	-	48
Deferred revenue, net of current	355	221
Total long-term liabilities	370	289
Total liabilities	96,464	88,569
Commitments and contingencies (Note 16)
Stockholders' deficit:
Common stock; $0.001 par value; 200,000,000 shares authorized; 78,699,165 and 78,688,620 shares issued and outstanding at December 31, 2015 and 75,113,665 and 75,103,120 shares issued and outstanding at June 30, 2015	79	75
Preferred stock; no stated value; 5,000,000 shares authorized
Series G Convertible Preferred Stock, no stated value; 650,000 shares authorized, no shares issued and outstanding	-	-
Series H Convertible Preferred Stock; no stated value; 15,000 shares authorized, no shares issued and outstanding	-	-
Series I Convertible Preferred Stock; no stated value; 15,000 shares authorized, no shares issued and outstanding	-	-
Series J Convertible Preferred Stock; no stated value; 6,000 shares authorized, no shares issued and outstanding	-	-
Additional paid-in capital	113,566	112,613
Accumulated deficit	(193,653)	(189,429)
Deferred compensation	(993)	(1,366)
Other comprehensive income	22	3
Treasury stock, 10,545 common shares, at cost	(73)	(73)
Total stockholders’ deficit	(81,052)	(78,177)
Total liabilities and stockholders’ deficit	$ 15,412	$ 10,392

Implant Sciences Corporation
Condensed Consolidated Statements of Operations and Comprehensive Loss
(In thousands except share and per share amounts)
(Unaudited)

	For the Three Months Ended December 31,		For the Six Months Ended December 31,
	2015	2014	2015	2014
Revenues	$ 10,292	$ 2,141	$ 24,685	$ 4,010
Cost of revenues	6,439	1,777	14,575	3,028
Gross margin	3,853	364	10,110	982
Operating expenses:
Research and development	901	1,288	1,984	2,572
Selling, general and administrative	3,718	3,195	7,256	5,870
Total operating expenses	4,619	4,483	9,240	8,442
(Loss) income from operations	(766)	(4,119)	870	(7,460)
Other income (expense), net:
Interest expense	(2,547)	(2,125)	(5,094)	(4,159)
Net loss	(3,313)	(6,244)	(4,224)	(11,619)

Other comprehensive loss net of tax:
Foreign currency translation adjustments	(9)	4	(19)	1
Comprehensive loss	$ (3,322)	$ (6,240)	$ (4,243)	$ (11,618)

Net loss per share, basic and diluted	$ (0.04)	$ (0.09)	$ (0.05)	$ (0.17)

Weighted average shares used in computing net loss per common share, basic and diluted	78,528,620	70,938,120	77,367,787	67,842,872

Implant Sciences Corporation
Consolidated Sales by Product
(In thousands)
(Unaudited)

	For the Three Months Ended December 31, 2015		For the Three Months Ended December 31, 2014
(In thousands)	Amount	Mix	Amount	Mix	Change
QS-B220	$ 7,557	73.4%	$ 1,163	54.3%	549.8%
QS-H150	1,725	16.8%	805	37.6%	114.3%
Parts and supplies	1,010	9.8%	173	8.1%	483.8%
Total	$ 10,292	100.0%	$ 2,141	100.0%	380.7%

	For the Six Months Ended December 31, 2015		For the Six Months Ended December 31, 2014
	Amount	Mix	Amount	Mix	Change
QS-B220	$ 20,048	81.2%	$ 1,917	47.8%	945.8%
QS-H150	2,412	9.8%	1,791	44.7%	34.7%
Parts and supplies	2,225	9.0%	302	7.5%	636.8%
Total	$ 24,685	100.0%	$ 4,010	100.0%	515.6%

Implant Sciences Corporation
Earnings Before Interest, Income Taxes, Depreciation, Amortization, Stock-Based Compensation, Fair-Value of Warrants and Fair Value of Common Stock Issued (“Adjusted EBITDA”)
(In thousands except share and per share amounts)
(Unaudited)

	For the Three Months Ended December 31,		For the Six Months Ended December 31,
	2015	2014	2015	2014
Net loss	$ (3,313)	$ (6,244)	$ (4,224)	$ (11,619)
Interest expense, net	2,547	2,125	5,094	4,159
Income taxes	-	-	-	-
Depreciation	50	40	104	81
Stock-based compensation	327	535	669	1,227
Warrants issued to non-employees	19	29	43	241
Common stock issued to consultants	248	68	331	68
Adjusted EBITDA (1)	$ (122)	$ (3,447)	$ 2,017	$ (5,843)

(1) Adjusted EBITDA is defined as net loss plus interest expense, net of interest income, income taxes, depreciation and amortization, stock-based compensation, fair value of warrants issued to non-employees and the fair value of common stock issued to consultants.  EBITDA is commonly used in the technology industry, and we present Adjusted EBITDA to enhance your understanding of our financial performance.  We use Adjusted EBITDA as an internal performance measurement and believe that it provides investors and analysts with a measure of operating results unaffected by differences in capital structures and capital investment among otherwise comparable companies and improves comparability of results of operations. Management uses this supplemental measure to evaluate performance over a period of time and to analyze underlying trends in the Company's business and to establish operational goals and forecast that are used in allocating resources.  We expect to compute our non-GAAP financial measure, using the same consistent method from quarter to quarter and year to year.

While we believe that Adjusted EBITDA is a useful measure for investors, it is not a measurement presented in accordance with accounting principles generally accepted in the United States, or GAAP.  You should not consider Adjusted EBITDA in isolation or as a substitute for net income, cash flows from operations, or any other performance measures calculated in accordance with GAAP.  In addition, Adjusted EBITDA has inherent material limitations as a performance measure.  It does not include interest expense, but because we have borrowed money, interest expense is a necessary element of our costs.  In addition, Adjusted EBITDA does not include depreciation.  Since we have capital assets, depreciation expense is a necessary element of our costs.  Adjusted EBITDA does not include stock-based compensation, which is a necessary element of our costs since we issue stock awards to employees as an important incentive to maximize overall company performance and as a benefit of employment with the company.  Adjusted EBITDA does not include the fair value of warrants issued to non-employees, which is a necessary element of our costs since we have issued warrants to non-employees and as part of our financing strategy. Finally, Adjusted EBITDA does not include the fair value of common stock issued to consultants, which is a necessary element of our costs since we have issued shares of our common stock in lieu of cash payments to consultants we have retained. Because not all companies use identical calculations, our presentation of Adjusted EBITDA may not be comparable to other similarly titled measures of other companies.